SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                              Commission File Number: 000-27225
                                                                     ----------
                           NOTIFICATION OF LATE FILING

(Check One):     X    Form 10-K       Form 11-K        Form 20-F     Form 10-Q
               -----             -----            -----          ----
                      Form N-SAR
               -----

         For Period Ended:     February 29, 2004
                            -------------------------

___ Transition Report on Form 10-K          ___ Transition Report on Form 10-Q
___ Transition Report on Form 20-F          ___ Transition Report on Form N-SAR
___ Transition Report on Form 11-K

         For the Transition Period Ended: ____________________________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:____________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:            eNetpc, Inc.
                           -----------------------------------------------------
Former name if applicable:
                           -----------------------------------------------------

Address of principal executive office (Street and number): 11974 Portland Ave,
                                                           -------------------
Burnsville, MN 55337
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                                     PART II
                             RULE 12b-25(b) AND (c)

       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

  X (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or - Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. Not applicable.
                                           ----------------

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant is not able to file its Form 10-K for the period ended February 29, 2004 within the prescribed time period due to the need to acquire accounting data and to meet the certification requirements implemented on February 29, 2004 concerning disclosure controls.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:
          Dennis R. Weirens, Esq.                 (612) 672-8314
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                 (Name)                         (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s). X  Yes     No
                   ---      ---

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    Yes   X   No
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     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                  eNetpc, Inc.
                         -----------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    May 28, 2004                   By:     /s/ Richard A. Pomije
      ---------------------                    --------------------------------
                                                    Richard A. Pomije
                                                    Its Chief Executive Officer